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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Sections 13 and 15(d) of the Securities Exchange Act of 1934


                       Commission File Number: 333-64669

                              GLOBE HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                               456 Bedford Street
                        Fall River, Massachusetts 02720
                                 (508) 674-3585
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                  14% Senior Discount Notes due 2009, Series B
            (Title of each class of securities covered by this Form)

                                      None
(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]        Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(i)   [ ]        Rule 12h-3(b)(2)(ii)  [ ]
          Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6            [X]
          Rule 12h-3(b)(1)(i)   [ ]

Approximate number of holders of record as of the certification or notice date: four (4).
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Pursuant to the requirements of the Securities Exchange Act of 1934, Globe
Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                  GLOBE HOLDINGS, INC.


DATE: December 14, 2000           BY: /s/ Kevin T. Cardullo
                                      ---------------------
                                  Name: Kevin T. Cardullo
                                  Title: Vice President

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